EXHIBIT 2.3
-----------

                               ESCROW AGREEMENT

         This Escrow Agreement (this "Escrow Agreement") is made and entered
                                      ----------------
into as of August 31, 1998 (the "Effective Time"), by and among CAMBRIDGE
                                 --------------
TECHNOLOGY PARTNERS (MASSACHUSETTS), INC., a Delaware corporation ("Cambridge");
                                                                    ---------
Excell Data Corporation, a Washington corporation ("Excell"); and the
                                                    ------
undersigned security holders of Excell (collectively the "Holders"); Leonard J.
                                                          -------
Pacheco, as the representative of the Holders (the "Indemnification
                                                    ---------------
Representative"); and Chase Manhattan Trust Company, National Association, as
--------------
custodian of the Escrow Shares (as defined below) (the "Custodian").
                                                        ---------

         A. Cambridge/Washington Acquisition, Inc., a Washington corporation and wholly owned subsidiary of Cambridge ("Merger Sub"), Excell, and the
                                           ----------
shareholders of Excell (the "Holders") have entered into an Agreement and Plan
                             -------
of Merger dated as of August 31, 1998 (the "Merger Agreement") setting forth
                                            ----------------
certain terms and conditions pursuant to which Merger Sub is being merged into

Excell (the "Merger").
             ------

         B. Pursuant to Section 2.2 of the Merger Agreement, Cambridge Merger Shares (as defined therein) are to be issued to the Holders.

         C.   The Merger Agreement provides that ten percent (10%) (the "Escrow
                                                                         ------
Percentage") of the Cambridge Merger Shares issued for Outstanding Excell Shares
----------
pursuant to the Merger will be placed in an escrow account to secure certain indemnification obligations of the Holders to Cambridge under Article X of the Merger Agreement on the terms and conditions set forth therein and herein.

         D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meaning as set forth in the Merger Agreement.

         NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and in this Escrow Agreement, the parties agree as follows:

         1.   ESTABLISHMENT OF ESCROW ACCOUNT
              -------------------------------

          1.1      Deposit of Shares.  Cambridge shall deposit as soon as
                   -----------------
practicable on the Holders' behalf with the Custodian stock certificates representing the Escrow Shares issued pursuant to the Merger registered in respective names of the Holders and in the relative amounts set forth on Exhibit
                                                                         -------
1.1 hereto (the "Initial Escrow Shares"). Any shares of Cambridge capital stock
---              ---------------------
that result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any Escrow Shares held in escrow under this Escrow Agreement ("Additional Shares") shall be delivered to the Custodian and shall be held by
-------------------
the Custodian in accordance with this Escrow Agreement. Unless otherwise indicated, as used in this Escrow Agreement, the term "Escrow Shares" includes
                                                       -------------
the Initial Escrow Shares and any Additional Shares. The Custodian agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow in accordance with this Escrow Agreement and to release the Escrow Shares out of escrow as provided in this Escrow Agreement.

          1.2      Dividends; Voting and Rights of Ownership.  Any cash
                   -----------------------------------------
dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares shall be distributed currently by Cambridge to the Holders on a pro rata basis. Each Holder shall have the right to vote the Escrow Shares held in escrow for the account of such Holder so long as such Escrow Shares are held in escrow, and Cambridge and the Custodian, but only as directed in writing by Cambridge, shall take all steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Custodian's possession pursuant to this Escrow Agreement, the Holders shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof.

          1.3      No Encumbrance.  None of the Escrow Shares or any beneficial
                   --------------
interest therein may be pledged, sold, assigned or transferred, including by operation of law or by a Holder, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery of the Escrow Shares by the Custodian or Cambridge to such Holder pursuant to this Escrow Agreement.

          1.4      Power to Transfer Escrow Shares.  The Custodian is hereby
                   -------------------------------
granted the power to effect any transfer of the Escrow Shares provided for in this Escrow Agreement.

         2.   RESOLUTION OF CLAIMS
              --------------------

          2.1      Indemnification Obligations.  The Escrow Shares shall serve
                   ---------------------------
as the first source, but not the sole source, of payment for the indemnity obligations of the Holders under Article X of the Merger Agreement. For the purposes of this Escrow Agreement, those obligations shall continue in accordance with Article X of the Merger Agreement, notwithstanding the merger of Merger Sub into Excell pursuant to the Merger Agreement. Payment for any amount determined as provided below to be owing to Cambridge under such indemnity obligations under the Merger Agreement ("Damages") and any award of attorneys'
                                         -------
fees and charges owing to Cambridge pursuant to Section 2.3(c)(iv) or 11.2 of this Agreement (a "Prevailing Party Award") shall be made by the release of
                   ----------------------
Escrow Shares to Cambridge (each such payment, an "Escrow Adjustment"), subject
                                                   -----------------
to the limitations set forth in Section 10.4 of the Merger Agreement.   By the
execution of this Escrow Agreement, each of the Holders agrees to be bound by the indemnification provisions set forth in Article X of the Merger Agreement and confirms that the issuance of the Escrow Percentage of the Cambridge Merger Shares pursuant to the Merger Agreement is subject to this Escrow Agreement. Notwithstanding anything to the contrary herein, Cambridge shall not be entitled to receive payment of any portion of a Prevailing Party Award which is already a part of Damages (i.e., there shall be no double payment of legal fees). Any Escrow Adjustments and corresponding release to Cambridge of Escrow Shares shall be made in proportion to each of the Holders' interest in the Escrow Shares as of the date or dates specified and the manner provided for in this Escrow Agreement. Each Escrow Adjustment to the Escrow Shares shall be made by the release to Cambridge of Escrow Shares having an aggregate value equal to the Damages and any Prevailing Party Award, with the per share value of such shares being based, for all purposes under this Escrow Agreement on the Deemed Value Per Cambridge Share (adjusted for any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events) notwithstanding any changes in market value of Cambridge Common Shares. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share.

          2.2      Notice of Claims.  Promptly after the receipt by Cambridge of
                   ----------------
notice or discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Merger Agreement, without regard to the Threshold Amount (as defined in the Merger Agreement) (a "Claim"), Cambridge
                                                          -----
shall give the Indemnification Representative written notice of such Claim and shall provide a copy of such notice to the Custodian. Each notice of a Claim by Cambridge (a "Notice of Claim") shall be in writing and shall be delivered on or
              ---------------
before the Release Date (as defined in Section 3.1 below).

          2.3      Resolution of Claims.  Any Notice of Claim received by the
                   --------------------
Indemnification Representative and the Custodian pursuant to Section 2.2 above shall be resolved as follows:

          (a)  Uncontested Claims.  In the event that the Indemnification
               ------------------
Representative does not contest a Notice of Claim (an "Uncontested Claim") in
                                                       -----------------
writing within thirty (30) calendar days, as provided below in Section 2.3(b), Cambridge may deliver to the Custodian, with a copy to the Indemnification Representative, a written demand by Cambridge (a "Cambridge Demand") stating
                                                  ----------------
that a Notice of Claim has been given as required in this Escrow Agreement and that no notice of contest has been received from the Indemnification Representative during the period specified in this Escrow Agreement and further setting forth the proposed Escrow Adjustments to be made in accordance with this
Section 2.3(a). It is provided, however, that within thirty (30) calendar days after receipt of the Cambridge Demand, the Indemnification Representative may object in a written notice delivered to Cambridge and the Custodian to the computations or other administrative matters relating to the proposed Escrow Adjustments (but may not object to the validity or amount of the Claim previously disclosed in the Notice of Claim), whereupon neither the Custodian nor Cambridge shall make any of the Escrow Adjustments until either: (i) Cambridge and the Indemnification Representative shall have given the Custodian written notice setting forth agreed Escrow Adjustments, or (ii) the matter is resolved as provided in Sections 2.3(b) and 2.3(c). Upon satisfaction of the foregoing, the Custodian, as directed in writing by Cambridge, and Cambridge shall promptly take all steps to implement the final Escrow Adjustments.

          (b)  Contested Claims.  In the event that the Indemnification
               ----------------
Representative gives written notice to Cambridge and the Custodian contesting all or a portion of a Notice of Claim (a "Contested Claim") within the 30-day
                                          ---------------
period provided above, matters that are subject to third party claims against Cambridge or Excell in a litigation or arbitration shall await the final decision, award or settlement of such litigation or arbitration, while matters that arise between Cambridge on the one hand and Excell and/or the Holders on the other hand, including any disputes regarding performance or nonperformance of a party's obligations under this Escrow Agreement ("Arbitrable Claims"),
                                                       -----------------
shall be settled in accordance with Section 2.3(c) below. Any portion of a Notice of Claim that is not contested or is subsequently settled by Cambridge and the Indemnification Representative shall be resolved as set forth above in
Section 2.3(a), provided that in the case of a settlement the value of Escrow Shares shall equal the Deemed Value Per Cambridge Share notwithstanding any change in the market value of Cambridge Common Shares. If written notice is received by the Custodian that a Notice of Claim is contested by the Indemnification Representative, then the Custodian shall hold hereunder after what would otherwise be the Release Date (as defined in Section 3.1 below), the number of Escrow Shares specified in the Release Notice or as otherwise provided in Section 3.1, until the earlier of: (i) receipt of a settlement agreement executed by Cambridge and the Indemnification Representative setting forth a resolution of the Notice of Claim and the Escrow Adjustments; (ii) receipt of a written notice from Cambridge (a "Cambridge Distribution Notice") attaching a
                                  -----------------------------
copy of the final award or decision of the arbitrator and setting forth the Escrow Adjustments (Cambridge shall at the same time provide a copy of the Cambridge Distribution Notice to the Indemnification Representative); or (iii) receipt of a written notice from the Indemnification Representative (a "Representative Distribution Notice") attaching a copy of the final award or
-----------------------------------
decision of the arbitrator that no Escrow Adjustments are to be made as a result of such award (the Indemnification Representative shall at the same time provide a copy of the Representative Distribution Notice to Cambridge). If the earliest of the three events described in the preceding sentence is (i) or (ii), the Custodian shall, within twenty (20) calendar days of receipt of the settlement agreement or the Cambridge Distribution Notice, as applicable, (a) release to Cambridge the number of Escrow Shares specified in the Escrow Adjustments and
(b) if the Release Date has occurred, and there are no remaining unresolved Contested Claims, release to the Holders the balance of the Escrow Shares. If the earliest of the three events described above is (iii) and the Release Date has occurred, and there are no remaining unresolved Contested Claims, the Custodian shall, within twenty (20) calendar days of receipt of the Representative Distribution Notice, release to the Holders the Retained Escrow (as defined in Section 3.1), in accordance with the Holders' interests therein, provided that if the Release Date has not occurred the Escrow Shares shall continue to be held pursuant to the terms of this Agreement. If the award or decision of the arbitrator concludes that Escrow Shares are to be released to Cambridge either in satisfaction of Damages or as Prevailing Party Awards, the arbitrator shall specify the number of Escrow Shares to be so released to Cambridge either in the arbitrator's final award or decision or a supplementary report or finding. In the event that the Custodian institutes an action for interpleader in accordance with Section 4.6 of this Escrow Agreement as a result of a dispute between the parties, the parties hereby agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or any dispute pursuant to this Section 2.3(b) and
Section 2.3(c).

      (c)  Arbitration.
           -----------

         (i) Arbitration Rules.  Any Arbitrable Claim, and any dispute between
             -----------------
the Holders and Cambridge under this Escrow Agreement, shall be submitted to final and binding arbitration before a single arbitrator in Seattle, Washington in accordance with the commercial arbitration rules of the American Arbitration Association.

         (ii)  Binding Effect.  The final decision of the arbitrator shall be
               --------------
furnished in writing to the Custodian, the Indemnification Representative, the Holders and Cambridge and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Indemnification Representative and Cambridge. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

         (iii)  Compensation of Arbitrator.  The arbitrator will be compensated
                --------------------------
for his or her services, as provided below in Section 2.3(c)(iv), in accordance with the commercial arbitration rules of the American Arbitration Association.

         (iv) Payment of Costs.  The substantially prevailing party in any
              ----------------
arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 2.3(c)(iii). Any amounts payable to Cambridge by or on account of the Holders under this subsection will be reimbursed as if the amount of such awarded fees and expenses were an Uncontested Claim.

         (v) Terms of Arbitration.  The arbitrator chosen in accordance with
             --------------------
these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Merger Agreement or any other documents that are executed in connection therewith.

         (vi) Exclusive Remedy.  Arbitration or mediation under this Section
              ----------------
2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

         3.   RELEASE FROM ESCROW
              -------------------

          3.1      Release of Escrow Shares.  The Escrow Shares shall be
                   ------------------------
released by the Custodian and Cambridge as soon as practicable, taking into account the notices to be delivered under this Section 3.1, after the first anniversary of the date of this Escrow Agreement (the "Release Date"), less: (a)
                                                       ------------    ----
any Escrow Shares delivered to or deliverable to Cambridge in satisfaction of Uncontested Claims or Contested Claims which have been settled by the parties hereto, and (b) any of the Escrow Shares subject to delivery to Cambridge in accordance with Section 2.3(b) with respect to any then pending Contested Claims. Within ten (10) of the Custodian's business days ("Business Days")
                                                            -------------
after the Release Date, Cambridge and the Indemnification Representative shall deliver to the Custodian a written notice (a "Release Notice") setting forth the
                                              --------------
number of Escrow Shares to be released by the Custodian and Cambridge (the

"Released Escrow") including the number of Escrow Shares to be released to each
----------------
Holder and the number of Escrow Shares to be retained as provided in this
Section 3.1 (the "Retained Escrow").  Cambridge and the Indemnification
                  ---------------
Representative shall make a good faith effort to agree on a reasonable portion of the Escrow Shares to retain for pending Contested Claims and Prevailing Party Awards and related expenses. Until such agreement is reached, or a determination is made in accordance with Section 2.3(c), the remaining Escrow Shares shall be the Retained Escrow. The Released Escrow shall be released to the Holders in proportion to their respective interests in the Initial Escrow Shares. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. Within ten (10) Business Days after receipt of the Release Notice, Cambridge shall instruct the Custodian to deliver (by registered mail or overnight courier service) to each Holder evidence of ownership of the number of Escrow Shares in the names of the appropriate Holders. The Custodian shall not be required to take such action until the Custodian has received the Release Notice executed by Cambridge and the

Indemnification Representative or, in the event Cambridge and the Indemnification Representative fail to execute and deliver a jointly approved Release Notice, a final award or decision which specifies the distribution of the Escrow Shares.

          3.2      Release of Retained Escrow.  Upon the resolution of Contested
                   --------------------------
Claims as provided for in Section 2.3(b), the Retained Escrow shall be subject to release by the Custodian to Cambridge and/or to the Holders in accordance with Section 2.3(b), this Section and as otherwise provided for in this Escrow Agreement. The Custodian and Cambridge shall cause the transfer agent to transfer to Cambridge the number of Escrow Shares to be released to Cambridge pursuant to Section 2.3(b) and reissue certificates for Escrow Shares that are to be either distributed to the Holders pursuant to Section 3.1 or further retained by the Custodian pending the resolution of Contested Claims and/or Prevailing Party Awards. Any Escrow Shares released from escrow to Cambridge shall be subject to cancellation by Cambridge without requiring Cambridge to pay any consideration whatsoever in receipt thereof to Excell or any of the Holders.

          3.3      Expenses of Indemnification Representative.  The
                   ------------------------------------------
Indemnification Representative shall be entitled to be reimbursed his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel retained by him. Such reimbursements shall be treated as an Uncontested Claim on a pro rata basis among the contributors to the Escrow Shares, for all services performed pursuant to the Merger Agreement and this Escrow Agreement; provided, however, that payment of any Escrow Adjustment shall take priority over payments to the Indemnification Representative, as provided herein. The Custodian shall follow the joint written instructions of the Indemnification Representative and Cambridge concerning the release or sale of Escrow Shares relating to the reimbursement of the Indemnification Representative. If upon termination of this Agreement, the Indemnification Representative shall not have received the reimbursements to which he is entitled hereunder, then the Indemnification Representative shall be entitled to reimbursement from the Holders on a joint and several basis.

         4.   CUSTODIAN
              ---------

          4.1      Duties.  The duties and responsibilities of the Custodian
                   ------
hereunder shall be entirely administrative and not discretionary and shall be determined solely by the express provisions of this Escrow Agreement and no duties shall be implied. The Custodian shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

          4.2      Legal Opinions.  As to any questions arising in connection
                   --------------
with the administration of this Escrow Agreement, the Custodian may rely absolutely upon the joint instruction of Cambridge and the Indemnification Representative or the opinions given to the Custodian by its outside counsel and shall be free of liability for acting or refraining from acting in reliance on such opinions.

          4.3      Signatures.  The Custodian may rely absolutely upon the
                   ----------
genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

          4.4      Receipts and Releases.  The Custodian may, as a condition to
                   ---------------------
the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Custodian from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Custodian.

          4.5      Refrain from Action.  The Custodian shall be entitled to
                   -------------------
refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between Excell, the Holders and Cambridge as to any material facts or as to the happening of any event precedent to such action.

          4.6      Interpleader.  If any controversy arises between the parties
                   ------------
hereto or with any third person, the Custodian shall not be required to determine the same or to take any action, but the Custodian in its discretion may institute such interpleader or other proceedings in connection therewith as the Custodian may deem proper, and in following either course, the Custodian shall not be liable.

          4.7      Other Provisions.  The Custodian may rely and shall be
                   ----------------
protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.
The Custodian shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Custodian shall be not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Custodian's willful misconduct was the primary cause of a loss to the Cambridge, the Indemnification Representative, or the Holders. In the administration of this Escrow Agreement, the Custodian may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, accountants and other skilled persons to be selected and retained by it. The Custodian shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

         5.   INDEMNIFICATION
              ---------------

          5.1      Waiver and Indemnification.  Cambridge, Excell, the
                   --------------------------
Indemnification Representative and the Holders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Custodian arising out of or relating to the execution or performance by the Custodian of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Custodian. Cambridge, Excell and the Holders further agree, jointly and severally, to indemnify and hold Custodian and its directors, officers, agents and employees (collectively, the "Indemnitees") harmless from
                                                   -----------
and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff ("Losses") that may be imposed
        ------
on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Custodian is authorized to rely pursuant to the terms of this Escrow Agreement. In addition, to and not in limitation of the immediately preceding sentence, Cambridge, Excell and the Holders also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Custodian's performance under this Escrow Agreement, provided the Custodian has not acted with gross negligence, willful neglect or bad faith. The provisions of this Section 5.1 shall survive the termination of this Escrow Agreement and the resignation or removal of the Custodian for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action.

          5.2      Conditions to Indemnification.  In case any litigation is
                   -----------------------------
brought against the Custodian in respect of which indemnification may be sought hereunder, the Custodian shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation with counsel reasonably satisfactory to the Custodian; provided that failure of the Custodian to give that notice shall not relieve the parties hereto from any of their obligations under this Section 5 unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Custodian may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

         6.   ACKNOWLEDGMENT BY THE CUSTODIAN
              -------------------------------

         By execution and delivery of this Escrow Agreement, the Custodian acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

         7.   RESIGNATION OR REMOVAL OF CUSTODIAN; SUCCESSOR
              ----------------------------------------------

              7.1  Resignation and Removal.
                   -----------------------

                   7.1.1    Notice.  The Custodian may resign as such following
                            ------
the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Custodian may be removed and replaced following the giving of thirty (30) days' prior written notice to be given to the Custodian jointly by the Indemnification Representative and Cambridge. In either event, the duties of the Custodian shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Custodian shall then deliver the balance of the Escrow Shares then in its possession to a successor Custodian as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Custodian.

                  7.1.2    Court Appointment.  If the parties hereto are unable
                           -----------------
to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Custodian, at the expense of the Indemnification Representative and Cambridge, may petition any court of competent jurisdiction for the appointment of a successor Custodian or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

          7.2      Successors.  Every successor appointed hereunder shall
                   ----------
execute, acknowledge and deliver to its predecessor, and also to the Indemnification Representative and Cambridge, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor.

          7.3      New Custodian.  In the event of an appointment of a
                   -------------
successor, the predecessor shall cease to be custodian of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

          7.4      Release.  Upon acknowledgment by any successor Custodian of
                   -------
the receipt of the then remaining balance of the Escrow Shares, the then acting Custodian shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

          7.5 Any corporation or association into which the Custodian in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Custodian in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Custodian in its individual capacity may be sold or otherwise transferred, shall be the Custodian hereunder without further act.

         8.   FEE
              ---

         The Custodian will be paid by Cambridge as billed for services and expenses hereunder in accordance with the fee schedule attached hereto as
Exhibit 8.  In the event that the Custodian is made a party to litigation with
---------
respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Escrow Agreement are not promptly fulfilled, or the Custodian is required to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests of this Escrow Agreement or any modification hereof, the Custodian shall be entitled to reasonable compensation from Cambridge for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys fees and expenses.

         9.   INDEMNIFICATION REPRESENTATIVE
              ------------------------------

              9.1      Appointment and Authority.  For purposes of this Escrow
                       -------------------------
Agreement, the Holders have, by the execution of this Escrow Agreement, irrevocably consented to the appointment of the Indemnification Representative as representative of the Holders and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitations set forth below, the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Escrow Agreement, including but not limited to the exercise of the power to:
(i) authorize delivery to Cambridge of the Escrow Shares, or any portion thereof, in satisfaction of Claims otherwise in connection with an Escrow Adjustment, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims, and (iv) take all actions necessary in the judgment of the Indemnification Representative for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Escrow Agreement. Any notice given to the Indemnification Representative will constitute notice to each and all of the Holders at the time notice is given to the Indemnification Representative. Any action taken by, or notice or instruction received from, the Indemnification Representative will be deemed to be an action by, or notice or instruction from, each and all of the Holders. Cambridge and the Custodian will disregard any notice or instruction received from any Holder other than the Indemnification Representative with regard to this Escrow Agreement. The Indemnification Representative shall have unlimited authority and power to act on behalf of each Holder with respect to this Escrow Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under this Escrow Agreement so long as all Holders are treated in the same manner (in respect of their proportional interests in the Escrow Shares).

          9.2      Indemnification.  The Indemnification Representative shall
                   ---------------
not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of adjudicated gross negligence, bad faith or willful misconduct. The Indemnification Representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel and experts except for notices and other documents delivered by the Indemnification Representative pursuant to this Escrow Agreement. The Indemnification Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Indemnification Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine.

          9.3      Death or Disability; Successors.  In the event of the death
                   -------------------------------
or permanent disability of the Indemnification Representative, or his resignation a the Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Holders, with each Holder to be given a vote equal to his proportionate share of the Escrow Shares. The Holders shall cause to be delivered to Cambridge and the Custodian prompt written notice of such election of a successor Indemnification Representative. Each successor Indemnification Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Indemnification Representative, and the term, "Indemnification Representative"
                                               ------------------------------
as used herein shall be deemed to include any successor Indemnification Representative.

         10.  TERMINATION; DEFICIENCY CLAIMS.
              -------------------------------

         This Escrow Agreement and the escrow created hereby shall terminate following Custodian's delivery, and Cambridge's release of all remaining Escrow Shares to the Holders and/or Cambridge pursuant to Section 2 or 3. In the event that upon the termination of this Escrow Agreement, the value of the Escrow Shares released to Cambridge pursuant to the provisions of this Escrow Agreement is insufficient to pay in full to Cambridge the total amount of the Damages and Prevailing Party Awards to which it is entitled, then Cambridge shall be entitled to pursue its remedies for any such deficiency under the Merger Agreement; provided, however, that any action with respect thereto must be commenced by Cambridge within ninety (90) days after the termination of this Escrow Agreement, and provided, further, that no party hereto in connection with any such action may contest any Uncontested Claim or any Contested Claim that has been resolved in accordance with the provisions of this Escrow Agreement.

         11.  MISCELLANEOUS PROVISIONS
              ------------------------

           11.1    Parties in Interest.  This Escrow Agreement is not intended,
                   -------------------
nor shall it be construed, to confer any enforceable rights on any person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          11.2     Attorneys' Fees.  In the event of any action to enforce any
                   ---------------
provision of this Escrow Agreement, or on account of any default under or breach of this Escrow Agreement, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof).

          11.3     Entire Agreement.  This Escrow Agreement constitutes the
                   ----------------
final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

          11.4     Notices. All notices, requests, demands or other
                   -------
communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

If to Cambridge:              Cambridge Technology Partners
----------------                (Massachusetts), Inc.
                              304 Vassar Street
                              Cambridge, Massachusetts 02139
                              Attention: General Counsel
                              Telephone No.:  (617) 374-9800
                              Fax No.: (617) 374-8507

                              With copies to:
                              ---------------
                              Testa, Hurwitz & Thibeault, LLP
                              125 High Street
                              Boston, MA 02110
                              Attention: Edwin L. Miller, Jr.
                              Telephone No.: (617) 248-7000
                              Fax No.: (617) 248-7100

If to Cambridge's             ChaseMellon Shareholder Services
-----------------             111 Founders Plaza, Suite 1100
Transfer Agent:               E. Hartford, CT 06106
--------------                Attention:  Lynore LeConche
                              Telephone No.:  (860) 282-3509
                              Fax No.:  (860) 528-6472

If to the Indemnification     Leonard J. Pacheco
-------------------------     c/o Michael Tobiason
Representative:               Graham & Dunn PC
---------------               1420 Fifth Avenue, 33rd Floor
                              Seattle, WA 98101
                              Telephone No.:  (206) 624-8300
                              Fax No:  (206) 340-9599

                              With copies to:
                              ---------------
                              Graham & Dunn PC
                              1420 Fifth Avenue, 33rd Floor
                              Seattle, WA 98101
                              Attn: Michael Tobiason
                              Telephone No.:  (206) 624-8300
                              Fax No:  (206) 340-9599

If to the Custodian:          Chase Manhattan Trust Company,
--------------------          National Association
                              Attn:  Global Trust Services
                              One Oxford Centre
                              301 Grant Street, Suite 1100
                              Pittsburgh, PA 15219
                              Telephone No.: (412) 291-2017
                              Fax No.: (412) 456-5566

         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

          11.5     Changes.  The terms of this Escrow Agreement may not be
                   -------
modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Cambridge, the Indemnification Representative and the Custodian.

          11.6     Severability.  If any term or provision of this Escrow
                   ------------
Agreement or the application thereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

          11.7     Counterparts.  This Escrow Agreement may be executed in two
                   ------------
or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Escrow Agreement in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

          11.8     Headings.  The headings of the various sections of this
                   --------
Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

          11.9     Governing Law.  This Escrow Agreement shall be construed and
                   -------------
controlled by the laws of the State of Washington without regard to the principles of conflicts of laws. Excell, the Holders and the Indemnification Representative consent to jurisdiction and venue in the state and federal courts in Seattle, Washington.

          11.10    Binding Effect.  This Escrow Agreement shall inure to the
                   --------------
benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

Signature Page to Escrow Agreement

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

Cambridge Technology Partners                      Excell Data Corporation
(Massachusetts), Inc.

By: /x/ James P. O'Hare                            By: /x/ Leonard J. Pacheco
Title:  General Counsel, Senior Vice President     Title:  Chairman


Indemnification Representative:


/x/ Leonard J. Pacheco
----------------------


Chase Manhattan Trust Company,
National Association, as Custodian



By: /x/ Ronald J. McKenna
Authorized Signatory

HOLDERS


/x/Leonard J. Pacheco                      /x/ Diane Pacheco
LEONARD J. PACHECO, individually           DIANE PACHECO, individually

/x/ Jim Beebe                              /x/ Miguelangel Aponte Rios
JIM BEEBE, individually                    MIGUELANGEL APONTE RIOS,
                                           individually

/x/ Clint Shinkle                          /x/ Linda Pacheco
CLINT SHINKLE, individually                LINDA PACHECO, individually

/x/ H. Carvel Moore                        /x/ James A. Pacheco
H. CARVEL MOORE, individually              JAMES A. PACHECO, individually

/x/ Tari Eastman                           /x/ John M. Pacheco
TARI EASTMAN, individually                 JOHN M. PACHECO, individually

/x/ Richard Schwartz                       /x/ Michael Resler
RICHARD SCHWARTZ, individually             MICHAEL RESLER, individually

/x/ Cara T. Shinkle                        /x/ Cristina M. Shinkle
CARA T. SHINKLE, individually              CRISTINA M. SHINKLE, individually

/x/ Eric Shinkle                           /x/ Neil O. Shinkle
ERIC SHINKLE, individually                 NEIL O. SHINKLE, individually

MARY T. PACHECO TRUST:                     FE & MARY T. PACHECO TRUST:

/x/ Diane Pacheco                          /x/ Diane Pacheco
Diane Pacheco, Trustee                     Diane Pacheco, Trustee

/x/ James A. Pacheco                       /x/ James A. Pacheco
James A. Pacheco, Trustee                  James A. Pacheco, Trustee

/x/ John M. Pacheco                        /x/ John M. Pacheco
John M. Pacheco, Trustee                   John M. Pacheco, Trustee

MICHAEL PACHECO TRUST:                     TIMOTHY PACHECO TRUST:

/x/ James A. Pacheco                       /x/ Joseph B. Pacheco
James A. Pacheco, Trustee                  Joseph B. Pacheco, Trustee


ANDREW PACHECO TRUST:                      SIERRA TRUST:

/x/ John M. Pacheco                        /x/ Laura A. Pacheco
John M. Pacheco, Trustee                   Laura A. Pacheco, Trustee

                                           /x/ Jennifer A. Pacheco
GINA LYNN YOUNG TRUST:                     Jennifer A. Pacheco, Trustee

/x/ John M. Pacheco                        /x/ Michelle D. Pacheco
John M. Pacheco, Trustee                   Michelle D. Pacheco, Trustee

HEATHER PACHECO TRUST:

/x/ John M. Pacheco
John M. Pacheco, Trustee



THOMAS PACHECO TRUST:                      BURUKA TRUST:
                                           /x/ Laura A. Pacheco
/x/ John M. Pacheco                        Laura A. Pacheco, Trustee
John M. Pacheco, Trustee
                                           /x/ Jennifer A. Pacheco
DANNY PACHECO TRUST:                       Jennifer A. Pacheco, Trustee

/x/ Joseph B. Pacheco                      /x/ Michelle D. Pacheco
Joseph B. Pacheco, Trustee                 Michelle D. Pacheco, Trustee


JOSEPH B. PACHECO TRUST:                   BRAVO TRUST:

/x/ Joseph B. Pacheco                      /x/ Laura A. Pacheco
Joseph B. Pacheco, Trustee                 Laura A. Pacheco, Trustee

                                           /x/ Jennifer A. Pacheco
SARAH PACHECO TRUST:                       Jennifer A. Pacheco, Trustee

/x/ Joseph B. Pacheco                      /x/ Michelle D. Pacheco
Joseph B. Pacheco, Trustee                 Michelle D. Pacheco, Trustee

ALEX PATERSON TRUST:                       CROCODILE ROCK TRUST:

/x/ Mary Paterson                          /x/ Laura A. Pacheco
Mary Paterson, Trustee                     Laura A. Pacheco, Trustee

                                           /x/ Jennifer A. Pacheco
TORI PATERSON TRUST:                       Jennifer A. Pacheco, Trustee

/x/ Mary Paterson                          /x/ Michelle D. Pacheco
Mary Paterson, Trustee                     Michelle D. Pacheco, Trustee


MICHAEL BEEBE TRUST:                       INCA TRUST:

/x/ Maureen R. Parsons                     /x/ Laura A. Pacheco
Maureen R. Parsons, Trustee                Laura A. Pacheco, Trustee

PATRICK J. BEEBE IRREVOCABLE               /x/ Jennifer A. Pacheco
TRUST:                                     Jennifer A. Pacheco, Trustee

/x/ Maureen R. Parsons                     /x/ Michelle D. Pacheco
Maureen R. Parsons, Trustee                Michelle D. Pacheco, Trustee

MARGARET DONOVAN TRUST:                    MORIGAN TRUST:

/x/ Patrice Pacheco                        /x/ Laura A. Pacheco
Patrice Pacheco, Trustee                   Laura A. Pacheco, Trustee

/x/ Matt Donovan                           /x/ Jennifer A. Pacheco
Matt Donovan, Trustee                      Jennifer A. Pacheco, Trustee

/x/ Laura A. Pacheco                       /x/ Michelle D. Pacheco
Laura A. Pacheco, Trustee                  Michelle D. Pacheco, Trustee